                                                                       EXHIBIT 1

          U.S. GENERATING COMPANY
          401(k) PROFIT-SHARING PLAN
          FOR BARGAINING UNIT EMPLOYEES

          FINANCIAL STATEMENTS
          AS OF DECEMBER 31, 1998
          TOGETHER WITH REPORT OF
          INDEPENDENT PUBLIC ACCOUNTANTS

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                                               Table of Contents


Report of Independent Public Accountants                                                                    1

Statement of Net Assets Available for Benefits as of December 31, 1998                                      2

Statement of Changes in Net Assets Available for Benefits
        for the Period from September 1, 1998 (Inception) through December 31, 1998                         3

Notes to Financial Statements                                                                               4

Fund Information:

              Exhibit I        Statement of Changes in Net Assets Available for Benefits with
                               Fund Information for the Period from September 1, 1998 (Inception)
                               through December 31, 1998                                                   10

Supplemental Schedules:

              Schedule I       Line 27(a) - Schedule of Assets Held for Investment Purposes as of
                               December 31, 1998                                                           11

              Schedule II      Line 27(d) - Schedule of Reportable Transactions for the
                               Period from September 1, 1998 (Inception) through December 31, 1998         12

                         [LOGO OF ARTHUR ANDERSEN LLP]

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Employee Benefit Committee of PG&E Corporation,
U.S. Generating Company and Participants in the
U.S. Generating Company 401(k) Profit-Sharing
Plan for Bargaining Unit Employees:

We have audited the accompanying statement of net assets available for benefits of U.S. Generating Company 401(k) Profit-Sharing Plan for Bargaining Unit Employees (the Plan) as of December 31, 1998, and the related statement of changes in net assets available for benefits for the period from September 1, 1998 (inception), to December 31, 1998. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998, and the changes in net assets available for benefits for the period from September 1, 1998 (inception), to December 31, 1998, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information presented in Exhibit I is presented for purposes of additional analysis rather than to present the changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                       /s/ ARTHUR ANDERSEN LLP


Washington, D.C.
 April 23, 1999

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                Statement of Net Assets Available for Benefits
                            as of December 31, 1998


                                                                                               1998
                                                                                          ----------------
ASSETS:
           Investments:
               Investments at Fair Value                                                      $ 3,856,578
               Guaranteed Income Fund at Contract Value                                           736,436
               Participant Loans                                                                  283,229
                                                                                          ----------------
                       Total Investments                                                        4,876,243

           Employer Contributions Receivable                                                        8,279
           Employee Contributions Receivable                                                       14,222
                                                                                          ----------------
                       TOTAL ASSETS                                                             4,898,744
                                                                                          ----------------
LIABILITIES:                                                                                        1,028
                                                                                          ----------------
NET ASSETS AVAILABLE FOR BENEFITS                                                             $ 4,897,716
                                                                                          ================


                            The accompanying notes are an integral part of these Financial Statements.

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

         Statement of Changes in Net Assets Available for Benefits for the Period from September 1, 1998 (Inception) through December 31, 1998

                                                                                                1998
                                                                                          ------------------
INCREASE IN NET ASSETS ATTRIBUTABLE TO:
           Employer Contributions                                                               $   342,706
           Employee Contributions                                                                   581,503
           Employee Rollovers                                                                     3,534,266
           Interest and Dividend income                                                               7,624
           Net Appreciation in Fair Value of Investments                                            453,631
                                                                                          ------------------
                          TOTAL INCREASE                                                          4,919,730
                                                                                          ------------------
DECREASE IN NET ASSETS ATTRIBUTABLE TO:
           Benefits Paid to Participants                                                             22,014
                                                                                          ------------------
                          TOTAL DECREASE                                                             22,014
                                                                                          ------------------
NET INCREASE DURING THE PERIOD                                                                    4,897,716

NET ASSETS AVAILABLE FOR BENEFITS:
           BEGINNING OF PERIOD                                                                            -
                                                                                          ------------------
           END OF PERIOD                                                                        $ 4,897,716
                                                                                          ==================

                              The accompany notes are an intregral part of these Financial Statements

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                         Notes to Financial Statements
                               December 31, 1998

(1) DESCRIPTION OF THE PLAN

The following description of the U.S. Generating Company 401(k) Profit-Sharing Plan for Bargaining Unit Employees (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

U.S. Generating Company ("the Company") acquired certain assets of New England Electric System ("NEES") on September 1, 1998. The Plan was established by the Company on September 1, 1998, to provide retirement, death, and disability benefits for eligible union employees transferred to the Company's payroll as a result of this transaction. The Plan is a defined contribution plan covering all employees of the Company that are covered by a collective bargaining agreement that specifically provides for their participation in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Effective November 17, 1997 the Board of Directors of PG&E Corporation (the Corporation), the Company's parent company, established the Employee Benefits Committee (EBC) to have oversight over the administration and financial management of all affiliated company plans. The Company provides administrative support to the EBC to handle the day-to-day financial administration. The EBC reserves express authority over all decision making on behalf of the Plan. The EBC retains CIGNA Retirement and Investment Services/Connecticut General Life Insurance Company (CIGNA) as the Trustee of the Plan.

Effective December 17, 1998, the U.S. Generating Company Trust Agreement was amended in order to provide for the availability of the PG&E Corporation Stock Fund ("Corporation Stock Fund"). As a result of this amendment, participants are eligible to invest in any one or more of the Investment Funds (including the Corporation Stock Fund). Any withdrawals from the Corporation Stock Fund will be paid in the form of whole units, unless the participant elects to receive some or all of such amounts in cash.

Eligibility

New employees hired after September 1, 1998, are eligible for participation in the Plan on their employment commencement date. Former employees of NEES were eligible for participation in the Plan on September 1, 1998 (see vesting paragraph for discussion of years of service earned).

Contributions

Participants may make tax-deferred cash contributions of up to 10 percent of annual compensation on a pretax basis, and up to 5 percent of annual compensation on an after-tax basis. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company matches pre-tax employee contributions up to 5 percent of each employee's base compensation. Contributions are subject to certain limitations provided by the Internal Revenue Code (the "Code"). As provided by the Code, pretax employee contributions may not exceed $10,000 for 1998, and total contributions to a participant's account may not exceed the lesser of 25% of compensation or $30,000 for each year.

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                         Notes to Financial Statements
                               December 31, 1998


(1) Description of Plan (cont.)


Participant Accounts

Individual accounts are maintained for each of the Plan's participants and each account is credited with their elective contribution, the Company's matching contribution and an allocation of the Plan's net earnings and administrative expenses. Allocations are based on participant account balances as defined in the Plan Agreement.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the employer's contribution portion of their accounts (plus actual earnings thereon) is based on years of continuous service. If a participant's employment with the Company ends for any reason other than retirement, permanent disability, or death, he or she will vest in the balances in their account based on total years of service with the Company and such non-vested portions of such participant's account will be forfeited. Participants vest 40% upon completion of two years of service and an additional 20% per year for each year thereafter. Participants are 100% vested after five years of continuous service.

The years of service earned by eligible union employees while working at NEES are included in determining years of service under this Plan.

Forfeitures

Forfeited balances or terminated participants' nonvested accounts are used to reduce future Company contributions. At December 31, 1998, there were no forfeited balances.

Investment Options

CIGNA, the Plan's trustee, is responsible for maintaining and investing Plan assets, as directed by participants. Investment options available to participants as of December 31, 1998 included the following:

     . CIGNA Actively Managed Fixed Income Account-This account is designed to outperform benchmark and comparable actively managed funds over full market cycles through investments primarily in high quality corporate and Federal government fixed income securities.

     . CIGNA Founders Balanced Account-This CIGNA separate account invests solely in the Founders Balanced Fund. The objective of this fund is to provide the investor with a combination of growth, income, and capital preservation through investments in stocks, bonds, and short-term investments.

     . CIGNA Stock Market Index Account-This account is designed to provide long-term growth of capital and income through investments in stocks in the S&P 500 Index.

     . CIGNA Founders Growth Account-This CIGNA separate account invests solely in the Founders Growth Fund. The objective of this fund is to provide long-term growth of capital, primarily through investments in domestic common stocks of companies with strong performance records, solid market positions, reasonable financial strength, and continuous operating records of at least three years.

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                         Notes to Financial Statements
                               December 31, 1998


(1)  Description of Plan (cont.)

     . CIGNA Fidelity Growth & Income Account-This CIGNA separate account invests solely in the Fidelity Growth & Income Portfolio. The objective of this portfolio is to seek a high total return through a combination of capital appreciation and current income by primarily investing in equity securities of companies currently paying dividends.

     . CIGNA PBHG Growth Account-This CIGNA separate account invests solely in the PBHG Growth Fund. The objective of this fund is to provide capital appreciation through investments in common stocks and convertible stocks of small- and medium-sized growth companies that trade in the United States or Canada on registered exchanges or in the over-the-counter market.

     . CIGNA AIM Constellation Account-This CIGNA separate account invests solely in the AIM Constellation Fund. The objective of this fund is to provide capital appreciation through investments in common stocks, with emphasis on medium-sized and smaller emerging growth companies.

     . CIGNA Templeton Foreign Account-This CIGNA separate account invests solely in the Templeton Foreign Fund. The objective of this fund is to provide long-term capital growth through a flexible policy of investing in stocks and, to a lesser extent, debt obligations of companies and governments outside the United States.

     . CIGNA Guaranteed Income Fund-This fund is designed to preserve capital and produce attractive fixed-income returns through investments primarily in high quality, fixed income instruments such as intermediate-term bonds and commercial mortgages.

     . PG&E Corporation Stock Fund*-This fund invests in PG&E Corporation common stock, which is listed on the New York Stock Exchange under the symbol "PCG." Participants "own" stock held in the Fund that make up approximately 99% of their account invested in the Fund. Each participant has proxy-voting rights for their shares and receives any dividend on the shares in their account. U.S. Generating Company is a wholly owned subsidiary of PG&E Corporation.

        *Although this fund became available as an investment option to participants on December 17, 1998, no amounts were directed by participants to this fund as of December 31,1998.

Participant Loans

Participants may borrow from vested funds credited to their individual accounts. The amount borrowed, when added to any outstanding loans that the participant may have under the Company's retirement plan, cannot exceed the lesser of 50 percent of the participant's total vested account balance, or $50,000, reduced by the participant's highest outstanding loan balance for the year. In no event can the participant borrow more than $50,000. Loans for the purchase of a residence are for a period up to 15 years; all other loans are for a period not exceeding 5 years. All loans bear interest at a rate comparable with the prime rate. Loans are secured by 50 percent of the value of the employee's account.

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                         Notes to Financial Statements
                               December 31, 1998


(1)  Description of Plan (cont.)

Retirements and Terminations

In the case of normal retirement, retirement due to permanent disability, or termination of employment, a participant's benefits shall be paid in the form of a lump-sum distribution or in monthly, quarterly, or annual installment payments, not to exceed the life expectancy of the participant or designated beneficiary. However, participants in the Plan prior to January 1, 1995, may elect a single life annuity (if not married) or a qualified joint- and-survivor annuity (if married). If a participant dies before retirement, the beneficiary will receive the value of the participant's vested account balance in a lump-sum distribution or in monthly, quarterly, or annual installment payments, not to exceed the life expectancy of the beneficiary.

Plan Termination

The Corporation's Board of Directors reserves the right to amend or terminate the Plan at any time subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts and will receive full payment of the balance in their accounts. No plan assets may revert to the Company or the Corporation.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Use of Estimates

The financial statements of the Plan have been prepared based upon generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

All investments (other than the Guaranteed Income Fund and the Participant Loans) are stated at fair value based on published market quotations. Fair value of shares is determined by quoted prices in an active market. Investments in the Guaranteed Income Fund are stated at contract value (Note 3) and Participant Loans are stated at cost, both of which approximates fair value.

Interest income is recognized as it is earned and dividends are recorded on the exdividend date.

Net appreciation (depreciation) in fair value of investments consists of the net change in unrealized appreciation (depreciation) during the year on investments held at the end of the year and the realized gain or loss on the sale of investments during the year.

Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the moving averages basis.

Payment of Benefits

Benefit payments are recorded when paid.

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                         Notes to Financial Statements
                               December 31, 1998


(2)  Summary of Significant Accounting Policies (cont.)

Contributions Receivable

Contributions receivable are the amounts due, as of the financial statement date, to the Plan from the Company and participants for completed pay-periods.

Administrative Expenses

Except to the extent paid by the Company, administrative expenses of the Plan are paid out of the Plan's assets and charged against each participant's account in the same proportion as the participant's account bears to the total balance of all participant accounts.

(3)  INVESTMENTS

General

Each investment fund is managed by the Trustee, which has discretionary investment authority over the funds. Neither the Company nor the Corporation has authority over how each fund is managed or invested. The EBC reserves the authority, however, to instruct the Trustee on which investment funds to retain.

Fund Information

Total investments were comprised of the following balances as of December 31, 1998:


CIGNA Actively Managed Fixed Income Account                   $  113,083
CIGNA Founders Balanced Account                                  284,447  *
CIGNA Fidelity Growth & Income Account                         1,445,105  *
CIGNA Stock Market Index Account                                 702,293  *
CIGNA Founders Growth Account                                    536,359  *
CIGNA PBHG Growth Account                                        297,487  *
CIGNA AIM Constellation Account                                  360,094  *
CIGNA Templeton Foreign Account                                  117,710
                                                              ----------
      Investments at Fair Value                                3,856,578
CIGNA Guaranteed Income Fund                                     736,436  *
Participant Loans                                                283,229  *
                                                              ----------
               TOTAL INVESTMENTS                               4,876,243
                                                              ----------

     * Investment funds representing 5% or more of the Plan's net assets.

The accompanying Exhibit I provides a summary of the Plan's changes in net assets by investment options for the period from September 1, 1998 (inception) through December 31, 1998.

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                         Notes to Financial Statements
                               December 31, 1998


(3)  Investments (cont.)

Guaranteed Income Fund

In 1998, the Plan entered into a guaranteed investment contract with CIGNA. CIGNA maintains the contributions in a pooled account. The account is credited with earnings on the underlying investments and charged for Plan withdrawals and administrative expenses charged by CIGNA. The contract is included in the financial statements at contract value (which represents contributions made under the contract, plus earnings, less withdrawals and administrative expenses) because it is fully benefit responsive. For example, participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The contract value of the guaranteed investment contract approximates the fair value. The average yield and crediting interest rate were approximately 5.7 percent for 1998. The crediting interest rate was approximately 5.7 percent at December 31, 1998. The crediting interest rate may be changed by CIGNA semi-annually and is based on an agreed-upon formula between the Plan and CIGNA, but cannot be less than zero.

Financial Investments with Off-Balance Sheet Risk

The EBC has adopted a "Position Statement on Risk Management and the Use of Derivatives" which applies to the Plan. This statement recognizes that derivatives be used by the Plan's investment managers to achieve their investment objectives. However, the Plan assets will not be exposed to risks through derivatives that would be inappropriate in their absence. At December 31, 1998, the Plan held no direct investments in derivatives.

(4)  RELATED-PARTY TRANSACTIONS

Certain Plan investments are shares of separate accounts managed by CIGNA. CIGNA is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest. Fees paid by the Plan for the investment management services amounted to $1,001 for the period from September 1, 1998 (inception) through December 31, 1998.

(5)  TAX STATUS

The Company has not yet solicited or received documentation from the IRS stating that the Plan and related trust are designed in accordance with applicable sections of the Code. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. The Plan is required to solicit the IRS determination letter by December 31, 2001.

                                                                       Exhibit 1

                           U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                          FOR BARGAINING UNIT EMPLOYEES

          Statement of Changes in Net Assets Available for Benefits for the Period from September 1, 1998 (Inception) through December 31, 1998

                                                              Fund Information
                   -------------------------------------------------------------------------------------------------------------
                     CIGNA                                                                               CIGNA
                   Actively             CIGNA              CIGNA             CIGNA    CIGNA    CIGNA     Partici-
                    Managed   CIGNA     Stock    CIGNA   Fidelity   CIGNA     ATM    Temple-   Guaran-    pant
                     Fixed  Founders   Market  Founders  Growth &    PBHG   Constel-   ton      teed      Notes
                    Income  Balanced    Index   Growth    Income    Growth   lation  Foreign   Income     Receiv-
                    Account  Account   Account  Account   Account  Account  Account  Account    Fund       able    Other    Total
                   -------- --------   ------- --------  --------  -------  -------  -------  --------   -------   -----    -----
INCREASE IN
 NET ASSETS
 ATTRIBUTABLE
 TO:
  Employer
   Contributions   $ 9,467  $ 17,224 $   74,200  $ 44,528 $ 34,307 $ 16,242 $ 19,607  $ 7,732 $ 111,120  $     -  $ 8,279  $ 342,706
  Employee
   Contributions    15,514    29,236    125,109    77,961   57,401   27,958   32,629   12,501   188,972        -   14,222    581,503
  Employee
   Rollovers        86,849   242,505  1,092,729   525,248  355,646  191,758  236,841   99,849   702,841        -        -  3,534,266
  Interest and
   Dividend
   Income               -        170        445       167       89      132       46        8     6,567        -        -      7,624
  Net Appreciation
   in Fair Value
   of Investments      699    13,236    175,369    78,558   68,319   61,438   52,953    3,059         -        -        -    453,631
                  --------  -------- ----------  -------- -------- -------- -------- -------- --------- --------  ------- ----------
    Total
     Increase      112,529   302,371  1,467,852   726,462  515,762  297,528  342,076  123,149 1,009,500        -   22,501  4,919,730
DECREASE IN NET
 ASSETS
 ATTRIBUTABLE
 TO:
  Benefits
   Paid to
   Participants          -     1,959      6,388       236    3,116    2,226    2,088    4,771       202        -    1,028     22,014
                  --------  -------- ----------  -------- -------- -------- -------- -------- --------- --------  ------- ----------
    Total
     Decrease            -     1,959      6,388       236    3,116    2,226    2,088    4,771       202        -    1,028     22,014
NET INCREASE
 (DECREASE)
 BEFORE
 INTERFUND
 TRANSFERS         112,529   300,412  1,461,464   726,226  512,646  295,302  339,988  118,378 1,009,298        -   21,473  4,897,716
INTERFUND
 TRANSFERS             554   (15,965)   (16,359)  (23,933)  23,713    2,185   20,106     (668) (272,862) 283,229        -          -
                  --------  -------- ----------  -------- -------- -------- -------- -------- --------- --------  ------- ----------
NET INCREASE
 (DECREASE)
 AFTER
 INTERFUND
 TRANSFERS         113,083   284,447  1,445,105   702,293  536,359  297,487  360,094  117,710   736,436  283,229   21,473  4,897,716
NET ASSETS
 AVAILABLE
 FOR BENEFITS:
  BEGINNING OF
   PERIOD                -         -          -         -        -        -        -        -         -       -        -          -
                  --------  -------- ----------  -------- -------- -------- -------- -------- --------- --------  ------- ----------
  END OF PERIOD   $113,083  $284,447 $1,445,105  $702,293 $536,359 $297,487 $360,094 $117,710  $736,436 $283,229  $21,473 $4,897,716
                  ========  ======== ==========  ======== ======== ======== ======== ======== ========= ========  ======= ==========

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

          Line 27(a)-Schedule of Assets Held for Investment Purposes
                            As of December 31, 1998

                                                                      Schedule I

                                                                                         Fair Market
          Investments                       Description                   Cost             Value
          -----------                       -----------                -----------     -------------

CIGNA Actively Managed Fixed
 Income Account*                 Separate Account                      $  110,766      $  113,083


Founders Balanced Account*       Separate Account                         268,454         284,447

CIGNA Stock Market Index
 Account*                        Separate Account                         619,063         702,293


Founders Growth Account*         Separate Account                         464,207         536,359

Fidelity Growth & Income         Separate Account                       1,262,058       1,445,105
 Account*

PBHG Growth Account*             Separate Account                         237,347         297,487

AIM Constellation Account*       Separate Account                         304,937         360,094

Templeton Foreign Account*       Separate Account                         113,482         117,710

CIGNA Guaranteed Income Fund*    Guaranteed Investment Contract           736,436         736,436

Participant Loan Fund*           Participant loans other than             283,229         283,229
 (interest rates at 9.2%)        mortgages                             ----------      ----------

          Total                                                        $4,399,979      $4,876,243
                                                                        =========       =========

*Represents party-in-interest.

                            U.S. GENERATING COMPANY
                          401(k) PROFIT-SHARING PLAN
                         FOR BARGAINING UNIT EMPLOYEES

                Line 27(d)  Schedule of Reportable Transactions
  For the Period from September 1, 1998 (Inception) through December 31, 1998

                                                                     Schedule II

                                                                                        Net Market
                                                                                           Value
                                        Purchases                      Sales               Gain
                               --------------------------    ------------------------   -----------
                                Number of       Cost of      Number of     Proceeds
      Identity of Issue        Transactions     Purchases    Transactions  from Sales
----------------------------   ------------     ---------    ------------  ----------   -----------
Founders Balanced Account*             29        299,428            10       31,664          690

CIGNA Stock Market Index               36        665,808            13       50,677        3,932
 Account*

Founders Growth Account*               33        492,933            10       31,185        2,460

Fidelity Growth & Income               43      1,365,336            15      110,690        7,411
 Account*

PBHG Growth Account*                   29        276,269            10       43,374        4,452

AIM Constellation Account*             31        328,965             7       25,660        1,632

CIGNA Guaranteed Income Fund*          27      1,003,657            26      273,523           --
                                               ---------                    -------        -----
          Total                               $4,432,396                   $566,773      $20,577
                                               =========                    =======       ======

*Represents party-in-interest.

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